Exhibit 10.47

OPTION AGREEMENT

THIS OPTION AGREEMENT is made and entered into as of the 11th day of August, 2023, by and among Vireo Health, Inc. (“Vireo”), HA-MD LLC, a Maryland limited liability company (“Company”), and the persons executing this Option Agreement as “Members” (hereinafter, collectively, the “Members”). Vireo, Company and the Members are sometimes individually referred to hereafter as a “Party” and collectively as the “Parties.”

RECITALS

A. Company is engaged in the business of owning and operating two state-licensed cannabis dispensaries located at 3907 Falls Road, Baltimore, and 4007 Norbeck Road, Suite A, Rockville (collectively, the “Dispensaries”) in Maryland (the “Business”).

D. All of the currently issued and outstanding membership interest units of Company (the “Units”) are owned by the Members.

E. Vireo desires to obtain an option to acquire all Units of Company on the terms and subject to the conditions of this Agreement.

F. The Members are willing to grant Vireo an option to purchase the Units on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals listed above and the terms and mutual covenants set forth below, and other good and valuable consideration, the Parties hereby agree as follows:

1. Option to Purchase. The Members individually and jointly hereby grant to Vireo or its designee (the “Purchaser”) an option (the “Option”) to purchase all, but not less than all, of the Units then owned by the Members, in the aggregate (the “Members’ Units”), as set forth in this Section 1. Notwithstanding anything to the contrary, Vireo may not exercise the Option within one month prior to or three months after the completion of a Dispensary Relocation (hereinafter defined).

1.1. Purchase Price and Terms. The purchase price for the Units (the “Purchase Price”) if Vireo exercises the Option, shall be: (a) $6.4 million if the Company shall not have relocated either or both of the Dispensaries to a new location (any such relocation, a “Dispensary Relocation”) prior to delivery of the Option Notice; (b) if Vireo exercises the Option at least twelve (12) months after completion of a Dispensary Relocation, an amount equal to the net revenues of the Business for the twelve (12) months immediately preceding the date of the Option Notice (hereinafter defined); or (c) if Vireo exercises the Option at any other time permitted hereunder, an amount equal to the mean monthly net revenues of such dispensary since the occurrence of the Dispensary Relocation, adjusted for returns and doubtful accounts receiveable, multiplied by 12. The Purchase Price shall be payable by Purchaser as follows: the Cash Component, payable at Closing (hereinafter defined) via Federal funds wire transfer; the delivery and performance by Purchaser under the Subordinate Note, and the assumption by the Purchaser of the Existing Promissory Note. The Purchase Price shall be determined within ten (10) days after a written request by Vireo and in all events the Purchase Price may, in the Vireo’s sole discretion, be determined prior to exercise of the Option. A request to determine the Purchase Price shall not obligate Vireo to exercise the Option. For the purposes of this Agreement, (a) “Cash Component” shall mean $1,600,000.00; (b) “Subordinate Note” shall mean one or more promissory notes made by Vireo in the aggregate original principal amount of the Subordinate Note Original Principal Amount, to the Members pro rata to their percentages of ownership, which note shall bear interest at 8% per annum, payable monthly, shall fully amortize over a five-year term, and which shall be fully subordinated to the rights of the creditor(s) under the Existing Promissory Note; and (c) “Existing Promissory Note” shall mean a certain Promissory Note and Security Agreement dated June 6, 2023, made by Company and other parties in favor of Chicago Atlantic Credit Opportunities, LLC, in the maximum principal amount of $4.0 million. The “Subordinate Note Original Principal Amount” shall mean the difference between the Purchase Price and $5.4 million.

1.2. Option Period . The period of time during which Vireo may exercise the Option shall commence on August 11, 2023 and shall terminate on August 10, 2025 (the “Option Period”). Vireo shall have the right to exercise the Option at any time during the Option Period by delivering to Company written notice of Vireo’s intent to exercise the Option (an “Option Notice”). Company shall be responsible for notifying each Member of receipt of the Option Notice.

1.3. Title . If Vireo exercises the Option, the Members will transfer the Units to Vireo or its designee at the Closing (as hereinafter defined) with good and marketable title, free and clear of all encumbrances.

1.4. Due Diligence. Vireo shall have fifteen (15) days from the date of delivery of the Option Notice (the “Pre-Closing Period”) in which to perform all reasonable and customary due diligence as Vireo may choose to do with respect to the finances, regulatory compliance, employee matters, employee beneifts, and other matters in Vireo’s sole discretion and at Vireo’s sole expense. During the Pre-Closing Period, Vireo will have the right to conduct any investigations that it deems advisable with respect to Company (including, but not limited to a review or audit of any or all loan files). Company will cooperate fully and promptly with Vireo’s due diligence investigation. Company will provide updates on material changes and developments affecting Company during the Pre-Closing Period. Vireo may terminate its right to purchase the Members’ Units at any time during the Pre-Closing Period in its sole discretion by delivery of a written notice to Company and each Member selling Units of such termination (an “Option Termination Notice”). Commencing with the year-ended December 31, 2023 and for the duration of the Option Period, Company shall cause its annual financial statements to be audited in accordance with generally accepted accounting principles, consistently applied, by a certified public accounting firm selected by Company, at Company’s sole cost and expense.

1.5. Closing. If the Option is exercised by delivery of an Option Notice and not timely terminated by delivery of an Option Termination Notice, a closing (the “Closing”) shall occur at a mutually agreeable time by electronic delivery of documents and overnight delivery of original documents on or before the later of: (i) sixty (60) days from the date of delivery of the Option Notice and (ii) thirty (30) days following approval of the transaction by all necessary state regulators, as applicable (the “Closing Date”).

1.6. Form of Payment. At Closing, Vireo or its designee shall pay each Member the Purchase Price for its respective Members’ Units, in Vireo’s sole discretion, either in cash or by wire transfer to the account specified by such Member.

1.7. Documentation. Each Selling Member shall execute a definitive purchase agreement and ancillary documents thereto, each on terms reasonably acceptable to Vireo, for the transaction which will include customary representations and warranties with respect to such Member’s ownership of the Members’ Units the Member is selling to Vireo or its designee.

2. Representations and Warranties of Members. Each Member, severally and not jointly, as of the Effective Date, and again at the Closing Date, certifies, represents, and warrants to Vireo and its designee, if any, that:

2.1. Authority and/or Capacity. If Member is an entity, it is duly formed, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into and perform this Agreement and all documents, instruments and agreements contemplated by this Agreement, and to carry out the transactions contemplated hereby and thereby; and this Agreement has been executed, and such other documents, instruments and agreements have been or will be executed, by a duly authorized representative of such Member.

2.2. Binding Option. Upon the Member’s complete execution of this Agreement, this Agreement shall be binding and enforceable against the Member in accordance with its terms.

2.3. Good and Marketable Title. Member has good and marketable record title and ownership of the Units the Member purports to own and the Units are not subject to any monetary liens or judgments.

3. Representations and Warranties of Vireo. Vireo, as of the Effective Date, and again at the Closing Date, certify, represent, and warrant to each Member selling Units to Company that Vireo is duly formed, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into and perform this Agreement and all documents, instruments and agreements contemplated by this Agreement, and to carry out the transactions contemplated hereby and thereby; and this Agreement has been executed, and such other documents, instruments and agreements have been or will be executed, by a duly authorized representative of Vireo.

4. Consideration. In consideration for the Option granted herein, Vireo hereby agrees that Vireo or its affiliate will enter into and perform under a certain Consulting Agreement, substantially in the form of Exhibit A hereto, related to assisting Company with the operation of the Business.

5. Non-Solicitation Agreements. Upon purchase of a Member’s shares by Vireo pursuant to this Agreement, such Member (or its ultimate owners or beneficiaries if the Member is an entity or trust) shall enter into a customary non-solicitation agreement whereby such Member will agree not to solicit the employees, representatives or customers of Company or Vireo for a period of two (2) years from the date of the Closing..

6. Miscellaneous .

6.1. Adjustment of Purchase Price in Event of Bankruptcy. If any Units are being purchased under this Agreement due to the Bankruptcy of a Member, and the Bankruptcy Court presiding over such Bankruptcy determines that the price established by this Agreement would work as forfeiture and that this Agreement would therefore be unenforceable, then the purchase price for such Units shall be adjusted as determined by such court in order to avoid such forfeiture and the remaining terms of this Agreement shall continue to be enforceable.

6.2. Governing Law. This Agreement shall be construed in accordance with, and governed by the substantive laws of, the State of Maryland, without reference to principles governing choice or conflicts of laws.

6.3. Captions. The captions used in this Agreement are for ease of reference only and shall not define or limit the provisions hereof.

6.4. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

6.5. Attorneys’ Fees. In the event of a dispute between or among any of the Parties arising under this Agreement, the Party prevailing in such dispute shall be entitled to recover such Party’s costs from the non-prevailing Party or Parties, including without limitation court costs and reasonable attorneys’ fees.

7. Notices. Any notice permitted or required to be given hereunder may be given personally, by overnight mail, regular US mail, email or by certified mail at the election of the party giving notice. Notice given by mail shall be deemed given on the date postmarked and addressed as follows:

TO COMPANY:
c/o Evangelos Halakos 100 Montana Drive Chadds Ford, PA 19317
TO ANY MEMBER:

Evangelos Halakos 100 Montana Drive Chadds Ford, PA 19317	Demetrios Halakos 201 South Ashview Lane Wilmington, DE 19807
Ioannis Halakos 41 Trimble Turn Lane Hockessin, DE 19707
TO VIREO:
Attn: General Counsel 207 S. 9th St.
Minneapolis MN 55402

The foregoing addresses may be changed at any time by written notice to the other parties.

8. Further Actions. Each Party agrees to execute and deliver all such documents and perform all such further acts as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements between or among the Parties relating to the subject matter of this Agreement.

10. Amendment and Termination. The Parties may not amend, modify or terminate this Agreement except by a written agreement signed by each of the Parties to this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement in counterparts to be effectives as of the date hereinabove first written.

[Signatures omitted]